UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2005

CIBER, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23488	38-2046833
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5251 DTC Parkway, Suite 1400, Greenwood Village, Colorado		80111
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 220-0100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02. Election of Directors; Departure of Directors or Principal Officers; Appointment of Principal Officers

By unanimous written consent adopted on February 23, 2005, and effective immediately, the board of directors of CIBER, Inc. (the “Company”) increased the size of the board from seven directors to nine directors and appointed Paul A. Jacobs, Esq. as a new Class III director and James C. Wetherbe as a new Class II director of the Company.  Mr. Jacobs has been appointed to the Nominating/Corporate Governance Committee and Mr. Wetherbe has been appointed to the Compensation Committee.  Mr. Wetherbe will stand for election at the Company’s 2005 Annual Meeting of Shareholders as a nominee for director.  Mr. Jacobs will stand for election at the Company’s 2006 Annual Meeting of Shareholders as a nominee for director.  The full text of the Company’s press release announcing the appointments is attached as Exhibit 99.1 to this Current Report on Form 8-K.

There are no arrangements or understandings between Mr. Jacobs or Mr. Wetherbe and any other persons pursuant to which Mr. Jacobs and Mr. Wetherbe were appointed as directors of the Company.  Each gentleman was nominated for his appointment by the Nominating Committee.  Mr. Jacobs is a founding partner in the law firm of Jacobs Chase Frick Kleinkopf & Kelley LLC.  The law firm has provided certain limited and specialized legal services to the Company in the last two years, however, the remuneration related to those services is not deemed material in accordance with 17 CFR §229.404.  Mr. Wetherbe is the Bobby G. Stevenson Chaired Professor of Information Technology and Executive Director for Internet Buyer Behavior at Texas Tech University and has served many functions in business and academia.  Mr. Wetherbe has no direct or indirect material interest in any transaction or proposed transactions to which the Company was or is to be a party.

Additionally, on February 28, 2005, the Company announced that Edward Longo, its Chief Operating Officer and Executive Vice President, will be retiring effective April 30, 2005.  The full text of the Company’s press release announcing Mr. Longo’s retirement is attached as Exhibit 99.2 to this Current Report on Form 8-K.

Item 9.01.  Exhibits.

99.1                           Press release dated February 24, 2005.

99.2                           Press release dated February 28, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

CIBER, Inc.

Date:	February 28, 2005	By:	/s/ David G. Durham
David G. Durham
Chief Financial Officer, Senior
Vice President and Treasurer